Exhibit 99.1

Four Oaks Fincorp, Inc.
6114 US 301 South
Four Oaks, NC 27524
(919)963-2177 Telephone
(919)963-2768 Fax
Press Release
For more information contact:
David H. Rupp, President and Chief Executive Officer, or
Deanna W. Hart, Executive Vice President and Chief Financial Officer
(919) 963-2177

FOR IMMEDIATE RELEASE:                             April 20, 2017

FOUR OAKS FINCORP, INC. ANNOUNCES 2017 FIRST QUARTER EARNINGS

FOUR OAKS, NC (April 20, 2017) - Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced earnings for the first quarter ended March 31, 2017. The Company reported net income of $1.2 million or $0.18 per diluted share compared to net income of $831,000 or $0.13 per diluted share for the same period in 2016, an increase of $357,000 or $0.05 per diluted share. The Company recorded income tax expense of $653,000 for the three months ended March 31, 2017 as compared to $463,000 for the same period in 2016.

President and Chief Executive Officer David H. Rupp stated, "In the first quarter, our performance continued to improve with a notable increase in earnings. We are pleased with the customer relationships that are driving robust deposit growth, which in turn have led to solid loan growth. Asset quality remains strong and we believe we have positioned Four Oaks Bank for a successful 2017."

First Quarter 2017 Highlights:

•	Net income of $1.2 million, an increase of $357,000 or 43% as compared to first quarter 2016

•	Earnings per share totaling $0.18, an increase of $0.05 as compared to first quarter 2016

•	Demand, savings, and money market deposits increased $16.4 million compared to December 31, 2016 for an annualized growth rate of 18.5%

•	Gross loans increased $6.0 million during the quarter for an annualized growth rate of 4.7%

Reverse Stock Split:

On March 8, 2017, the previously announced one for five reverse stock split of the Company’s outstanding common stock (the “Reverse Stock Split”) was effective. As a result of the Reverse Stock Split, every five shares of the Company’s common stock issued and outstanding were consolidated into one issued and outstanding share of common stock. All share and share-related information presented in this press release has been retroactively adjusted to reflect the decreased number of shares resulting from the Reverse Stock Split.

Exhibit 99.1

Net Interest Margin and Net Interest Income:

Net interest margin annualized for the three months ended March 31, 2017 was 3.97% compared to 3.69% as of March 31, 2016. Net interest income totaled $6.4 million for the three months ended March 31, 2017 as compared to $5.9 million for the same period in 2016, an increase of $538,000 or 9.1%. Interest income totaled $7.6 million for the three months ended March 31, 2017 compared to $7.1 million for the same period in 2016, an increase of $487,000 or 6.8%. Interest expense remained flat at $1.2 million for the three months ended March 31, 2017 and 2016.

The primary driver of the improved margins and overall net interest income was the increase in interest earned on loans offset by a decrease in interest earned on investment securities. Both of these fluctuations were driven primarily by changes in average balances as interest rates remained fairly constant over both periods.

Non-Interest Income:

Non-interest income was $1.3 million for the three months ended March 31, 2017 compared to $1.2 million for the same period in 2016. Increases were seen in all categories of non-interest income as compared to the prior year. Service charges and fees increased $55,000 while other non-interest income increased $45,000. Additionally, the Company invested in a new bank owned life insurance policy during the fourth quarter of 2016, which increased fee income for the three months ended March 31, 2017 by $55,000.

Non-Interest Expense:

Non-interest expense totaled $5.9 million for the three months ended March 31, 2017 compared to $5.8 million for the same period in 2016. Other operating expenses increased $210,000 due primarily to the normalization of card processing expenses as all card-related conversions are now complete. There was additionally an increase in total compensation expenses, which totaled $110,000. The primary drivers of this increase were changes in the vesting expectations for performance based restricted stock awards and an increase in the Company match on employee 401K plans that was implemented late in the first quarter of 2016. These increases were offset by improvements in asset quality related expenses, which led to reductions in FDIC assessment rates as well as collection and foreclosure related expenses.

Exhibit 99.1

Balance Sheet:

Total assets were $736.7 million at March 31, 2017 compared to $719.9 million at December 31, 2016, an increase of $16.8 million or 2.3%, primarily due to increased cash and loan growth. Cash, cash equivalents, and investments were $175.3 million at March 31, 2017 compared to $163.6 million at December 31, 2016, an increase of $11.7 million or 7.1%. Outstanding gross loans grew to $513.0 million at March 31, 2017 compared to $507.0 million at December 31, 2016, an increase of $6.0 million or 1.2%.

Total liabilities were $667.1 million at March 31, 2017, an increase of $15.2 million or 2.3%, from $651.9 million at December 31, 2016. Total deposits increased $6.5 million or 1.2% during the three month period ended March 31, 2017, from $553.5 million at December 31, 2016, to $560.0 million at March 31, 2017. Demand, savings, and money market deposit accounts increased $16.4 million or 4.6% during the three month period ended March 31, 2017 totaling $368.6 million compared to $352.2 million as of December 31, 2016. This growth was offset by reductions in time deposits of $9.9 million or 4.9%, which totaled $191.4 million as of March 31, 2017 compared to $201.3 million at December 31, 2016. Long-term borrowings were $80.0 million at March 31, 2017 compared to $70.0 million at December 31, 2016, an increase of $10.0 million or 14.3%. Total shareholders’ equity increased $1.5 million or 2.3%, from $68.0 million at December 31, 2016, to $69.5 million at March 31, 2017. This increase resulted primarily from net income generated during the first quarter, as well as increases in accumulated other comprehensive income on the available for sale securities portfolio.

Asset Quality:

Asset quality measures have continued to be positive and management believes asset quality is now at stabilized levels. Nonperforming assets totaled $6.1 million or 0.82% of total assets at March 31, 2017 compared to $6.0 million or 0.84% of total assets at December 31, 2016. The allowance for loan and lease losses remained flat at $9.6 million for the periods ended March 31, 2017 and December 31, 2016. The allowance for loan and lease losses as a percentage of gross loans was 1.88% and 1.90% at March 31, 2017 and December 31, 2016, respectively. The Company reported a classified asset to capital ratio of 8.4% as of March 31, 2017 compared to 8.9% as of December 31, 2016.

Capital:

The Bank remains well capitalized at March 31, 2017 and reports total risk based capital of 15.5%, Tier 1 risk based capital of 14.2%, a leverage ratio of 11.2%, and common equity Tier 1 capital of 14.2%. At December 31, 2016, the Bank had total risk based capital of 15.4%, Tier 1 risk based capital of 14.1%, a leverage ratio of 11.0%, and common equity Tier 1 capital of 14.1%.

With $736.7 million in total assets as of March 31, 2017, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fifteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO) and Apex (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Exhibit 99.1

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the failure of assumptions underlying the establishment of the allowance for loan losses, the risks of changes in interest rates on the level and composition of deposits, the effects of future economic conditions, government fiscal and monetary policies, legislative and regulatory changes, our ability to maintain compliance with the Written Agreement we entered with the Federal Reserve Bank of Richmond in July 2015, the effects of competition from other financial institutions, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.